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                                                              Exhibit (a)(5)(vi)

VIA FACSIMILE

May 5, 2005

James A. Matarese, Esquire
Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109-2881

RE: CAPITAL PROPERTIES, INC.

Dear Mr. Matarese:

Your letter of May 4, 2005 to Robert H. Eder, Chairman of the Board and Principal Executive Officer of Capital Properties, Inc. (the "Company"), which was received at 4:06 P.M., has been referred to us for reply. At approximately 3:50 p.m. on May 4, 2005, a voicemail was left for Mr. David Jarvis advising him that, pursuant to Rule 14d-5(b) of the Rules of the United States Securities and Exchange Commission, the Company has elected to mail your clients' tender offer to its shareholders. Mr. Jarvis was provided with contact information, the number of Company shareholders and an estimated cost of mailing. A copy of the letter to Mr Jarvis confirming the oral notification is enclosed herewith.

With respect to the request of Mercury Real Estate Advisors, LLC, et al. to inspect the books and records of the Company, we refer you to the provisions of
Section 7-1.1-46 R.I.G.L. 1956, as amended (1999 Reenactment). Section 46 provides, in part, that any person who has been a "shareholder of record" for at least six months immediately preceding his or her demand, or is the holder of record of more than 5% of the outstanding shares of a corporation, upon written demand shall have the right to examine in person or by agent or by attorney at any reasonable time or times for any proper purpose the relevant books and records of account, minutes, etc. of a corporation and to make extracts thereof. None of the persons listed in your clients' request are shareholders of record of the Company based on a shareholders list which was received from the transfer agent on May 5, 2005. Even assuming that the affidavit which accompanied the request is sufficient to satisfy the shareholder of record requirement (which it is not), there is no factual assertion in the affidavit with respect to the period of ownership. Accordingly, the Company is under no obligation to honor your clients' request and does not intend to do so.

Very truly yours,

Stephen J. Carlotti
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Stephen J. Carlotti